EXHIBIT 4
                              McLeod, Inc.
                 Public Offering of Class A Common Stock

                                                   June 10, 1996

Salomon Brothers Inc.
Morgan Stanley & Co. Incorporated
Bear, Stearns & Co. Inc.

As Representatives of the several Underwriters, c/o Salomon Brothers Inc.
Seven World Trade Center
New York, New York 10048

Dear Sirs:

     This letter is being delivered to you in connection with the proposed Underwriting Agreement (the "Underwriting Agreement"), between McLeod, Inc., a Delaware corporation (the "Company"), and each of you as Representatives of a group of Underwriters named therein, relating to an underwritten public offering of Class A Common Stock, $.01 par value (the "Common Stock"), of the Company.

     In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned acknowledges that any shares of Common Stock purchased by the undersigned contemporaneously with the closing of the underwritten public offering will be purchased with the intention of holding such shares for purposes of investment and agrees not to offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of Common Stock beneficially owned by the undersigned or any securities convertible into, or exchangeable for, shares of Common Stock for a period of one year following the day on which the Underwriting Agreement is executed without the prior written consent of the Representatives, except shares of Common Stock disposed of as bona fide gifts or pledges where the recipients of such gifts or the pledgees, as the case may be, agree in writing with the Underwriters to be bound by the terms of this letter.

     If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

                                   Yours very truly,

                                   IES INVESTMENTS INC.

                                   By:   Lee Liu
                                   Its:  President